UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2010

SYMYX TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27765	77-0397908
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1263 East Arques Avenue		94085
Sunnyvale, California		(Zip Code)
(Address of principal executive offices)

(408) 764-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	re-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Additional Information For Symyx Stockholders

The following information supplements the Joint Proxy Statement/Prospectus of Symyx Technologies, Inc. (“Symyx”) and Accelrys, Inc. (“Accelrys”) filed by Accelrys pursuant to Rule 424(b)(3) with the Securities and Exchange Commission (the “SEC”) on May 19, 2010 (the “Joint Proxy Statement/Prospectus”) relating to the contemplated merger (the “Merger”) of Accelrys and Symyx, and should be read in conjunction with the Joint Proxy Statement/Prospectus (capitalized terms not defined here are defined in the Joint Proxy Statement/Prospectus):

Update on Background of the Merger
(beginning on page 43 of the Joint Proxy Statement/Prospectus)

As previously disclosed, on June 4, 2010, Symyx entered into a letter agreement with Certara Corporation (which is Certara Corporation, Tripos International and Pharsight Corporation, collectively referred to as “Certara”) and Vector Capital (the private equity fund sponsor of Certara, referred to as “Vector”) enabling the Company to provide Company confidential information to Certara and Vector, and to assist Certara and Vector in their due diligence investigation of the Company.   Also on June 4, 2010, Symyx requested that Certara and Vector submit their best and final proposal to Symyx by June 13, 2010, in anticipation of a Company Board of Directors meeting scheduled for the morning of June 14, 2010.  In making such request, the Company noted such proposal should include not only an improved price, but also be accompanied by a form of merger agreement and other documents that the Company’s Board of Directors indicated it would require to assure certainty of closure and to protect the Company’s stockholders. Symyx (i) on June 4, 2010, provided Certara and Vector full access to substantially all information in the data site made available to Accelrys in connection with Accelrys’s due diligence investigation of Symyx; (ii) on June 8, 2010, delivered a form of merger agreement and Vector guaranty reflecting the protections and the transaction certainty described above; (iii) provided Certara and Vector access to Company executives for in-person meetings requested during the week of June 7, 2010; and (iv) responded to additional due diligence requests and questions as made.

On June 13, 2010, Certara advised the Company it would not be submitting a revised proposal by the requested date, and suggested a proposal could be forthcoming on June 14, 2010.

On June 14, 2010, Certara submitted a letter (but not other documentation) to the Company, attached hereto as an exhibit, stating, in pertinent part, “I am writing to inform you that we will not be able to offer a transaction at $6.75 per share.”  Certara then submitted additional due diligence requests on the evening of June 14.

As a result, the Company’s Board met today, June 15, 2010, and concluded Certara has revoked its previous offer to purchase the Company for $6.75 per share in cash.  Accordingly, the Company now has no Company Superior Proposal under consideration, nor a proposal that would be reasonably likely to lead to a Company Superior Proposal.  Pursuant to the definitive agreement with respect to the Merger, the Company has terminated discussions with Certara.

In making its determination, the Company’s Board considered, among other things, that Certara clearly stated it will not offer a transaction at or above the price previously proposed, and has neither made an alternative proposal nor provided the Company with updated documentation that assures the level of certainty to closure necessary to protect the Company’s stockholders.

Pursuant to the Joint Proxy Statement/Prospectus, the Accelrys and Symyx stockholder meetings to vote on the proposed Merger are scheduled for June 30, 2010.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving Accelrys and Symyx. In connection with the proposed transaction, Accelrys has filed a Registration Statement on Form S-4 containing a joint proxy statement/prospectus of Accelrys and Symyx. Investors and security holders are urged to carefully read the Registration Statement on Form S-4 and related joint proxy statement/prospectus and other documents filed with the SEC by Accelrys and Symyx because they contain important information about the proposed transaction, including with respect to risks and uncertainties that could delay or prevent the completion of the proposed merger. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at www.sec.gov and by directing a request when such a filing is made to Accelrys at 10188 Telesis Court, San Diego, California 92121-1761, Attention: Corporate Secretary or by directing a request when such a filing is made to Symyx Technologies, Inc., 3100 Central Expressway, Santa Clara, CA 95051, Attention: Corporate Secretary.  Investors and security holders may obtain free copies of the documents filed with the SEC on Accelrys’s website at www.Accelrys.com or Symyx’s website at www.Symyx.com or the SEC’s website at www.sec.gov. Accelrys, Symyx and their respective directors and executive officers may be deemed participants in the solicitation of proxies with respect to the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction is included in the joint proxy statement/prospectus described above. Additional information regarding the directors and executive officers of Accelrys is also included in Accelrys’s most recent definitive proxy statement, which was filed with the SEC on July 21, 2009. Additional information about the directors and executive officers of Symyx is set forth in Symyx’s most recent definitive proxy statement, which was filed with the SEC on April 29, 2009.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits
Exhibit Number	Description
99.1	Letter from Certara Corporation, dated June 14, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symyx Technologies, Inc.

Date: June 15, 2010	By:	/s/ Rex S. Jackson
Rex S. Jackson
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX
Exhibit Number	Description
99.1	Letter from Certara Corporation, dated June 14, 2010